Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

Sage Therapeutics, Inc.,

a Delaware corporation;

Supernus Pharmaceuticals, Inc.,

a Delaware corporation; and

Saphire, Inc.,

a Delaware corporation

Dated as of June 13, 2025

Table of Contents

Section 1

THE OFFER

1.1	The Offer	2
1.2	Company Actions	5

Section 2

MERGER TRANSACTION

2.1	Merger of Purchaser into the Company	6
2.2	Effect of the Merger	7
2.3	Closing; Effective Time	7
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	7
2.5	Conversion of Shares	8
2.6	Surrender of Certificates; Stock Transfer Books	9
2.7	Dissenters’ Rights	11
2.8	Treatment of Company Equity Awards and Company ESPP	12
2.9	Further Action	14

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization; Subsidiaries, Etc.	14
3.2	Certificate of Incorporation and Bylaws	15
3.3	Capitalization, Etc.	15
3.4	SEC Filings; Financial Statements	16
3.5	Absence of Changes; No Material Adverse Effect	19
3.6	Title to Assets	19
3.7	Real Property	19
3.8	Intellectual Property	19
3.9	Contracts	21
3.10	Liabilities	23
3.11	Compliance with Legal Requirements	24
3.12	Regulatory Matters	24
3.13	Certain Business Practices	25
3.14	Governmental Authorizations	25
3.15	Tax Matters	26
3.16	Employee Matters	27

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3.17	Benefit Plans	27
3.18	Environmental Matters	28
3.19	Insurance	29
3.20	Legal Proceedings; Orders	29
3.21	Authority; Binding Nature of Agreement	30
3.22	Takeover Laws	30
3.23	Non-Contravention; Consents	31
3.24	Opinion of Financial Advisor	31
3.25	Brokers and Other Advisors	31

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Due Organization	32
4.2	Purchaser	32
4.3	Authority; Binding Nature of Agreement	32
4.4	Non-Contravention; Consents	33
4.5	Disclosure	33
4.6	Absence of Litigation	34
4.7	Funds	34
4.8	Ownership of Shares	34
4.9	Acknowledgement by Parent and Purchaser	34
4.10	Brokers and Other Advisors	35
4.11	Stockholder and Management Arrangements	35

Section 5

CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	36
5.2	Operation of the Acquired Corporations’ Business	36
5.3	No Solicitation	40

Section 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	42
6.2	Filings, Consents and Approvals	43
6.3	Employee Benefits	45
6.4	Indemnification of Officers and Directors	49
6.5	Stockholder Litigation	50
6.6	Transition Matters	51
6.7	Additional Agreements	52
6.8	Disclosure	52

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6.9	Takeover Laws	52
6.10	Section 16 Matters	52
6.11	Rule 14d-10 Matters	53
6.12	Stock Exchange Delisting; Deregistration	53

Section 7

CONDITIONS PRECEDENT TO THE MERGER

7.1	No Restraints	53
7.2	Consummation of Offer	53

Section 8

TERMINATION

8.1	Termination	53
8.2	Effect of Termination	55
8.3	Expenses; Termination Fees	56

Section 9

MISCELLANEOUS PROVISIONS

9.1	Amendment	57
9.2	Waiver	57
9.3	No Survival of Representations and Warranties	58
9.4	Entire Agreement; Counterparts	58
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	58
9.6	Assignability	59
9.7	No Third Party Beneficiaries	59
9.8	Transfer Taxes	60
9.9	Notices	60
9.10	Severability	61
9.11	Obligation of Parent	61
9.12	Intended Tax Treatment	61
9.13	Construction	62

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Conditions to the Offer
Annex II	Form of Certificate of Incorporation of the Surviving Corporation
Annex III	Form of CVR Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 13, 2025, by and among: Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”); Saphire, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Sage Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

INTRODUCTION

Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”), other than the Excluded Shares, for (i) $8.50 per share, net to the seller in cash, without interest (the “Closing Amount”), plus (ii) one (1) contingent value right per Share (a “CVR”) which shall represent the right to receive the Milestone Payment(s) (as such term is used in the Contingent Value Rights Agreement in the form attached hereto as Annex III to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto, if any, requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any CVR holder (the “CVR Agreement”)), net to the seller in cash, without interest, at the time provided for in the CVR Agreement (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(g), being the “Offer Price”), and, in each case, subject to any withholding of Taxes, upon the terms and subject to the conditions of this Agreement.

As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

The board of directors of the Company (the “Board of Directors”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Section 1

THE OFFER

1.1          The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than twelve (12) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(e) and 1.2(b)), Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to Sections 2.5(a)(i) and 2.5(a)(ii) (collectively, the “Excluded Shares”)), at a price per Share equal to the Offer Price, net to the seller in cash, without interest, and subject to any withholding of Taxes in accordance with Section 2.6(e).

(b)            Terms and Conditions of the Offer. The obligations of Purchaser to accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the Offer Conditions and the other terms set forth in this Agreement. Purchaser expressly reserves the right, to the extent permitted by applicable Legal Requirements, to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Purchaser shall not (A) decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I, (F) amend or modify any of the other terms of the Offer in a manner that adversely affects, or reasonably could adversely affect, individually or in the aggregate, any holder of Shares in its capacity as such or the ability of Parent or Purchaser to consummate timely the Offer, the Merger or any of the other Transactions, (G) except as provided in Sections 1.1(c) or 1.1(d), terminate the Offer or accelerate, extend or otherwise change the Expiration Date or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the time at which the Offer is then scheduled to expire on the Expiration Date of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c)            Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled time at which the Offer expires on the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent (to the extent waivable by Purchaser or Parent), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any Waiting Period shall have expired or been terminated; and (iii) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent waivable by Purchaser or Parent), at the written request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of this Agreement in compliance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of the Company.

(d)            Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Section 8. In the event that this Agreement is terminated pursuant to Section 8, Purchaser shall immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall immediately return and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Acquired Corporations for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents; provided that there has not been a Company Adverse Change Recommendation. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

(f)            Funds. Without limiting the generality of Section 9.11, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares, Company Options, Company RSU’s or Company PSU’s are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h)            Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (i) effective as of the time on which the Offer expires on the Expiration Date (the “Offer Acceptance Time”) irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable after the Offer Acceptance Time pay for such Shares.

(i)            Transfer Taxes. If the payment of the Offer Price is to be made to a Person other than the Person in whose name the tendered Shares are registered on the stock transfer books of the Company, it shall be a condition of such payment that the Person requesting such payment shall have paid all Transfer Taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Shares tendered, or shall have established to the satisfaction of the Purchaser that such Transfer Taxes either have been paid in full or are not applicable as a matter of applicable Legal Requirements. None of Parent, Purchaser, the Company, the Surviving Corporation, the Depository Agent, or the Paying Agent shall have any liability for the Transfer Taxes described in this Section 1.1(i) under any circumstance.

(j)            CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

1.2          Company Actions.

(a)            Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Legal Requirements, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 (x) to comply in all material respects with the Exchange Act and other applicable Legal Requirements and (y) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)            Stockholder Lists. The Company shall promptly furnish Parent with a list of its stockholders of record, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders of record, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with disseminating the Offer Documents, and any other documents necessary to consummate the Transactions, to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their Representatives shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c)            Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser in the Offer effective immediately after the Offer Acceptance Time.

Section 2

MERGER TRANSACTION

2.1          Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation.

2.2          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3          Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place via the electronic exchange of documents by the Parties, as soon as practicable (and in no event later than one business day) following the consummation of the Offer except if the conditions set forth in Section 7 shall not be satisfied or, to the extent permissible by applicable Legal Requirements, waived as of such date, in which case on the first business day on which all conditions set forth in Section 7 are satisfied or, to the extent permissible by applicable Legal Requirements, waived, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).

2.4          Certificate of Incorporation; Directors and Officers.

(a)            As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.4(a).

(b)            As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Prior to the Effective Time, each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating such director’s resignation as a member of the Board of Directors, conditioned upon and effective as of the Effective Time.

2.5          Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)            any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            any Shares held immediately prior to the Effective Time by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent or Purchaser (including, for the avoidance of doubt, any shares acquired by Purchaser in the Offer) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall be converted into the right to receive (a) the Closing Amount, plus (b) one (1) CVR, subject to and in accordance with the CVR Agreement (the “Merger Consideration”), without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(iv)            each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 2.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 2.6, or, in the case of Dissenting Shares, the rights set forth in Section 2.7.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6          Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the commencement of the Offer, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Closing Amounts to which holders of such Shares shall become entitled pursuant to Section 1.1(h) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Closing Amounts to which holders of such shares shall become entitled pursuant to Section 2.5. As and when necessary to comply with its and Purchaser’s obligations hereunder, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Closing Amounts payable pursuant to Section 1.1(h) and to pay the aggregate Closing Amounts payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Closing Amounts in the Offer and the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that (i) there are any losses with respect to any such investments or (ii) the Payment Fund has diminished for any reason below the level required for the Depository Agent or Paying Agent to make prompt cash payment pursuant to Section 1.1(h) and Section 2.5, as applicable, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Depository Agent and the Paying Agent to promptly make such payments pursuant to Section 1.1(h) and Section 2.5, as applicable.

(b)            Promptly after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”) or (ii) Book-Entry Shares, who, in each case (i) and (ii) was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Transfer Taxes either have been paid or are not applicable. None of Parent, Purchaser, the Company, the Surviving Corporation, the Depository Agent, or the Paying Agent shall have any liability for the Transfer Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificated Share and Book-Entry Share (in each case, other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c)            At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Closing Amounts to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)            Each of the Company, the Surviving Corporation, Parent, Purchaser, and each of their Affiliates, as applicable (each a “Withholding Agent”), shall be entitled to deduct and withhold (or cause the Rights Agent, the Paying Agent or the Depository Agent, as applicable, to deduct and withhold) from the Offer Price, the Merger Consideration payable to any holder of the Shares or any holder of Company Equity Awards or any other consideration otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to any Taxes. Each such Withholding Agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. Each such Withholding Agent shall take all action that may be commercially reasonably necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted and withheld and timely and properly remitted to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the holder of the Shares, holder of Company Equity Awards or other recipient of consideration otherwise payable pursuant to this Agreement or the CVR Agreement in respect of which such deduction and withholding was made.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7           Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

2.8          Treatment of Company Equity Awards and Company ESPP.

(a)            At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount (each, an “In the Money Option”), shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the excess of (I) the Closing Amount over (II) the per Share exercise price of such In the Money Option, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time, which shall be payable in accordance with Section 2.8(e) and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.

(b)            At the Effective Time, without any action on the part of the Company or the holder thereof, each Company Option whether or not vested, that has a per Share exercise price that is equal to or greater than $8.50 shall be cancelled with no consideration payable in respect thereof and shall have no further force or effect.

(c)            At the Effective Time, each then outstanding Company RSU shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Company RSU, which shall be payable in accordance with Section 2.8(e) and (B) one (1) CVR for each Share subject to such Company RSU immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.

(d)            At the Effective Time, each Company PSU that is vested (or any portion thereof) in accordance with its terms and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Company PSU, which shall be payable in accordance with Section 2.8(e) and (B) one (1) CVR for each Share subject to such Company PSU, which shall be calculated and payable in accordance with the CVR Agreement. At the Effective Time, each then outstanding Company PSU for which the applicable performance period has not been completed or milestone performance metric, in each case, as set forth in the applicable governing plan and/or award agreement, has not been achieved, in each case, as of the Effective Time (or any portion thereof) shall be (i) deemed fully vested (in accordance with Section 2.8(d) of the Company Disclosure Schedule) and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Company PSU after giving effect to clause (i) of this Section 2.8(d), which shall be payable in accordance with Section 2.8(e) and (B) one (1) CVR for each Share subject to such Company PSU after giving effect to clause (i) of this Section 2.8(d), which shall be calculated and payable in accordance with the CVR Agreement.

(e)            As soon as reasonably practicable (but in any event no later than the second payroll date) after the Effective Time, the Surviving Corporation shall pay the Company Equity Award holders through its payroll system, payroll provider or the Company’s standard accounts payable procedures, as applicable, all amounts required to be paid to such holders in respect of Company Equity Awards that are canceled and converted pursuant to Section 2.8(a)(ii)(A), Section 2.8(c)(ii)(A) and Section 2.8(d)(ii)(A), less applicable Tax withholdings and other authorized deductions.

(f)            To the extent a payment made pursuant to the timing set forth in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(g)            Prior to the Effective Time, the Company, the Board of Directors or the applicable committee thereof, as applicable, shall obtain all consents and take all other actions that it determines to be appropriate or necessary to effect the transactions described in this Section 2.8 (including, if appropriate, amending the terms of any Company Equity Plan or Company Equity Award and providing appropriate notices of the foregoing to the affected participants).

(h)            The Board of Directors (or the applicable committee thereof), shall adopt resolutions or take such other actions as may be required to: (i) provide that (A) the offering period in effect as of the date hereof shall be the final offering period under the Company ESPP (such final offering period, the “Current Offering Period”) and the commencement of any future or additional offering periods, other than the Current Offering Period, will be suspended following the date of this Agreement under the Company ESPP unless and until this Agreement is terminated, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP during the Current Offering Period from those in effect as of the date of this Agreement and no participant in the Current Offering Period may make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Legal Requirements, (C) no individual who is not a participant in the Company ESPP as of the date of this Agreement shall commence participation in the Company ESPP following the date of this Agreement, and (D) each outstanding purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is no later than five (5) business days prior to the Effective Time (such date, the “Final Exercise Date”) (with any participant payroll deductions that are not otherwise applied to the purchase of Shares in accordance with the terms and conditions of the Company ESPP, as amended pursuant to this Section 2.8(h), to be returned to the participant as promptly as practicable following the Effective Time but no later than the later of (I) five (5) business days after the Effective Time or (II) the first payroll date after the Effective Time), and (ii) (A) cause the Current Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the Effective Time, and (B) terminate the Company ESPP effective immediately prior to, and contingent upon, the Effective Time. All Shares purchased on the Final Exercise Date shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

2.9           Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 2 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is applicable to qualify such other section or subsection; and (c) disclosure in the Company SEC Documents filed and publicly available prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents)):

3.1           Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where such failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            The Company owns beneficially and of record all of the outstanding shares of capital stock of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock of the other Acquired Corporations held by the Company or another Acquired Corporation, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.

3.2           Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, as in effect on the date hereof.

3.3           Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, of which 62,622,269 had been issued and were outstanding as of the close of business on June 12, 2025 and 3,033 were held by the Company as treasury shares as of the close of business on June 12, 2025; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are outstanding. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b)            All of the outstanding shares of the capital stock of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

(c)            (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations, except in connection with any acquisitions, or deemed acquisitions, of Shares or other equity securities of the Company in connection with (x) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Equity Awards and (y) forfeitures of Company Equity Awards. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.

(d)            As of the close of business on June 12, 2025: (i) 5,617,203 Shares were issuable upon the exercise of outstanding Company Options, (ii) 1,926,846 Shares were issuable upon the vesting or settlement of outstanding Company RSUs, (iii) 1,220,998 Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming vesting pursuant to Section 2.8(d)) and 1,530,473 Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming maximum level of performance and achievement of all applicable performance goals) and (iv) 366,758 Shares remain available for future issuance under the Company ESPP. Other than as set forth in this Section 3.3, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect the Company.

(e)            There are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Subsidiary of the Company.

(f)            Except (y) as set forth in this Section 3.3 and (z) for the Company Equity Awards outstanding as of the date of this Agreement (or issued after the date hereof in compliance with Section 5.2(b)(iii) or Section 5.2(b)(iv)) and purchase rights under the Company ESPP, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by an Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4           SEC Filings; Financial Statements.

(a)           Since January 1, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”), and there are no failures to perform such acts prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability. As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments).

(c)           The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, set forth on Section 3.4(c) of the Company Disclosure Schedule is a list of all Company SEC Documents filed prior to the date of this Agreement in which that assessment did not conclude that those controls were effective. To the knowledge of the Company, since January 1, 2025, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)           The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e)           The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened regarding any matter whatsoever.

(g)           Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)            The information with respect to the Acquired Corporations that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)           Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5           Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2025 through the date of this Agreement:

(a)           except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice; and

(b)           there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.6           Title to Assets. Each Acquired Corporation has good and valid title to all assets owned by it as of the date of this Agreement, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7           Real Property.

(a)           The Acquired Corporations do not own any real property.

(b)           Section 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list in all material respects of all real property currently leased, subleased or licensed by or from the Acquired Corporations or otherwise used or occupied by the Acquired Corporations. The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2022, no Acquired Corporation has received any written notice regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured, and there are no such violations, breaches or defaults that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

3.8           Intellectual Property.

(a)           Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate (in all material respects) list, as of the date of this Agreement, of each item of Company IP that is Registered IP (“Company Registered IP”), including for each item (i) the name of the current record owner, (ii) the jurisdiction of application or registration and (iii) the application or registration number, and all such Patents and Trademarks included therein are subsisting and, to the knowledge of the Company, other than pending applications therefor, valid and enforceable. As of the date of this Agreement, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing against any Acquired Corporation, in which the scope, validity, enforceability, priority, inventorship or ownership of any Company Registered IP is being contested or challenged.

(b)           The Acquired Corporations are the sole and exclusive owners of all Company Registered IP owned or purported to be owned by the Acquired Corporations, free and clear of all Encumbrances other than Permitted Encumbrances. No current or former employee or contractor of the Acquired Corporations owns any rights in or to any Company IP owned or purported to be owned by the Company or any of its Subsidiaries. Each employee or contractor of the Acquired Corporations who is or was involved in the invention of any Company Registered IP owned or purported to be owned by the Acquired Corporations has executed a valid and enforceable agreement containing a present assignment of such employee or contractor’s rights to such Company Registered IP to the Acquired Corporations.

(c)            To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body, university, research institute or other educational institution has been used to develop any of the material Company IP and of Company Registered IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, an exclusive or non-exclusive license with a right to sublicense, or march-in rights to such Intellectual Property Rights.

(d)            The Acquired Corporations have taken commercially reasonable steps consistent with those in the industry in which it operates to maintain the confidentiality of Trade Secrets included in the Company IP, and to the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of Trade Secrets included in the Company IP. Each employee or contractor of the Acquired Corporations with access to Trade Secrets included in the Company IP has executed an agreement to maintain the confidentiality of Trade Secrets included in the Company and to use such Trade Secrets only for the benefit of the Company.

(e)            To the knowledge of the Company, the operation of the Acquired Corporations’ business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person. As of the date of this Agreement, (i) no Legal Proceeding is pending (or, to the knowledge of the Company, threatened in writing) against an Acquired Corporation alleging infringement, misappropriation or other violation of any Intellectual Property Rights of another Person and (ii) since January 1, 2022, to the knowledge of the Company, no Acquired Corporation has received any written notice or other written communication alleging infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation, and there are no such infringements, misappropriations or other violations that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(f)             To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IP. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing by an Acquired Corporation alleging infringement, misappropriation or other violation of any Company IP.

(g)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted, and (ii) the Acquired Corporations have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. In the past three years, there has been no unauthorized access, use, interruption, modification, corruption, intrusion, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor), breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company IT Assets, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company IT Assets or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to either the Company or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company IT Assets and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) conducts its business in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

3.9           Contracts.

(a)            Section 3.9(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following (excluding any Employee Plan) to which any Acquired Corporation is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract”:

(i)            any Contract that is a settlement, conciliation or similar agreement between any Acquired Corporation and any Governmental Body and pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(ii)           any Contract between any Acquired Corporation and any third Person (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;

(iii)          any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Corporation in an amount having an expected value in excess of $100,000 for the fiscal years ending December 31, 2025 through December 31, 2027 or by any Acquired Corporation in an amount having an aggregate expected value in excess of $250,000 for the fiscal years ending December 31, 2025 through December 31, 2027 and in each case (A) which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements, and any In-bound License or Out-bound License;

(iv)          any Contract under which any Acquired Corporation has obtained Indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v)           any Contract between an Acquired Corporation and a third Person (A) for the disposition of any material assets or business of the Acquired Corporations or (B) for the acquisition of a material portion of the assets or business of any third Person (whether by merger, sale of stock or assets or otherwise), in each case (A) or (B) that contains continuing indemnities or other material obligations or any continuing “earn out” or other contingent payment obligations on the part of an Acquired Corporation;

(vi)          any Contract between any Acquired Corporation and any third Person constituting a joint venture, collaboration, partnership or similar revenue sharing arrangement;

(vii)         any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii)        any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(ix)           any Contract that is a license agreement pursuant to which an Acquired Corporation licenses from a third Person any material Intellectual Property Right (each an “In-bound License”) or licenses to a third Person any material Intellectual Property Right owned by an Acquired Corporation (each an “Out-bound License”) (provided, that, (a) In-bound Licenses shall exclude commercially available off-the-shelf software, clinical trial agreements, non-disclosure agreements, sponsored research agreements, service agreements or material transfer agreements, (b) Out-bound Licenses shall exclude non-exclusive outbound licenses contained in clinical trial agreements, manufacturing or supply agreements, non-disclosure agreements, sponsored research agreements, service agreements, material transfer agreements, or to other service providers, and (c) both In-Bound Licenses and Out-Bound Licenses shall exclude Contracts in which the license of Intellectual Property Rights is incidental to the performance of such Contract);

(x)            any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi)           any Contract with any Affiliate (other than another Acquired Corporation), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing; and

(xii)          any Contract that is a lease of which the Leased Real Property is subject thereto.

(b)           As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract and no Acquired Corporation, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2022, the Acquired Corporations have not received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured, and there are no such violations, breaches or defaults that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

3.10        Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach thereof) either delivered or made available to Parent prior to the date of this Agreement; (iv) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2025; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11        Compliance with Legal Requirements. The Acquired Corporations are, and since January 1, 2022 have been, in compliance with all applicable Legal Requirements and, since January 1, 2022, no Acquired Corporation has been given written notice of, or been charged with, any violation of, any applicable Legal Requirement, except, in each case, as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, and there are no circumstances of such noncompliance or such violations that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

3.12        Regulatory Matters.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, each Acquired Corporation is, and since January 1, 2022 has been, in compliance in all material respects with all healthcare-related Legal Requirements, in each case as applicable to the operation of its business, including (i) the FDCA and the regulations promulgated thereunder; (ii) the Public Health Service Act (42 U.S.C. § 262) and the regulations promulgated thereunder; and (iii) the federal Medicare and Medicaid statutes. No Acquired Corporation is subject to any ongoing enforcement, regulatory or administrative proceedings against such Acquired Corporation alleging non-compliance with the FDCA or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding has been threatened in writing, and there are no circumstances of such noncompliance that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(b)            The Acquired Corporations hold all Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since January 1, 2022, no material deficiencies have been asserted in writing by any applicable Governmental Body with respect to any Regulatory Permits of the Acquired Corporations, and there are no such deficiencies that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(c)            To the knowledge of the Company, all preclinical and clinical investigations sponsored by the Acquired Corporations have been and are being conducted in material compliance with applicable healthcare-related Legal Requirements. No Acquired Corporation has received any written notice from the FDA or any other Governmental Body performing functions similar to those performed by the FDA with respect to any ongoing clinical or preclinical studies or tests requiring or recommending the termination, suspension or material modification of such studies or tests.

(d)            The Acquired Corporations have filed with the FDA or any other Governmental Body performing functions similar to those performed by the FDA all required material filings, declarations, listings, registrations, reports or submissions. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed or have been supplemented in a subsequent filing, and no material deficiencies have been asserted in writing by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.

(e)            To the knowledge of the Company, no Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, no Acquired Corporation is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation nor, to the knowledge of the Company, any officers, employees, or agents of the Company has been debarred, excluded from participation in federal healthcare programs or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.

(f)            No Acquired Corporation has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Product.

3.13        Certain Business Practices. No Acquired Corporation nor, to the knowledge of the Company, any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted any unlawful payments, or (iv) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, in each case of the foregoing clauses (i) through (iv) except as would not have, and would not reasonably be expected to have, a Material Adverse Effect. Since January 1, 2022, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing (i) through (iv), and there are no allegations of any of the foregoing (i) through (iv) that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

3.14        Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

3.15        Tax Matters

(a)            All income and other material Tax Returns required to be filed by or with respect to an Acquired Corporation with any Governmental Body (the “Company Returns”) have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b)            All income and other material Taxes of each Acquired Corporation (whether or not shown to be due and payable on any such Tax Return) have been paid, except any such Taxes being contested in good faith.

(c)            Each Acquired Corporation (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by each of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Body), and (ii) has otherwise complied, both in form and operation, in all material respects, with all applicable Legal Requirements relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)            To the knowledge of the Company, (i) there is no pending or ongoing material dispute, audit or claim concerning any material Tax liability of any Acquired Corporation and (ii) no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where such Acquired Corporation does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material Company Returns has been granted and is currently in effect other than automatic extensions or waivers obtained in the ordinary course of business.

(e)            For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Corporation), or (ii) has any material liability for the Taxes of any other Person (other than another Acquired Corporation) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or by contract (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(f)            The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period (as defined in Section 897(c)(1)(A)(ii) of the Code).

(g)            There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.

(h)            Within the last three (3) years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)             Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 and Section 3.17 are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including their compliance with any Legal Requirement). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

3.16        Employee Matters

(a)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar labor-related Contract with a labor union representing any of its employees, and no employees of the Company or its Subsidiaries are represented by any labor union or other similar labor organization with respect to their employment with the Company or its Subsidiaries.

(b)            Since January 1, 2022, there has been no strike or lockout, or, to the knowledge of the Company, union organizing activity or threat thereof, by any employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries, and there are no such events or circumstances that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

3.17        Benefit Plans

(a)            Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan (other than any employment, termination or severance agreement for non-officer employees of the Acquired Corporations, equity grant notices, and related documentation, with respect to employees of the Acquired Corporations and agreements with individual consultants entered into in the ordinary course of business consistent with past practice). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) the plan document and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten Employee Plans, written descriptions thereof, (ii) the current determination letter or opinion letter issued by the IRS or the United States Department of Labor, and (iii) the most recent summary plan descriptions and any material modifications thereto.

(b)            Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has within the preceding six (6) years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(c)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Employee Plan. Each Employee Plan is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.

(d)            No Employee Plan obligates any Acquired Corporation to provide any current or former director, officer or employee (or any beneficiary or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Acquired Corporations, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar Legal Requirement.

(e)            Except as provided in Section 2.8, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any employee, director, officer, independent contractor or other individual service provider of the Acquired Corporations to material severance pay or any other material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of, compensation or benefits due to any such employee, director, officer or independent contractor of the Acquired Corporations, or (iii) result in any amounts payable or benefits provided to any employee, director, officer, independent contractor or other individual service provider of the Acquired Corporations to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

3.18        Environmental Matters.

(a)            The Acquired Corporations are and since January 1, 2022 have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not be material to the Acquired Corporations taken as a whole, and there are no such circumstances of noncompliance that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(b)            As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of any Leased Real Property, except as would not be material to the Acquired Corporations taken as a whole.

(c)            Since January 1, 2022 through the date of this Agreement, except as would not be material to the Acquired Corporations taken as a whole, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws, and there are no such notices, reports or other information or agreements, orders, settlements, judgments, injunctions or decrees that were received or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(d)            To the knowledge of the Company there are and since January 1, 2022 have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or material liability of an Acquired Corporation under any Environmental Law, and there are no such circumstances or occurrences that occurred or existed on or prior to January 1, 2022 that remain active or for which the Company could have any ongoing liability.

(e)            No Acquired Corporations has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

3.19        Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the knowledge of the Company, all such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not be, or would not reasonably be expected to be, material to the Acquired Corporations taken as a whole.

3.20        Legal Proceedings; Orders.

(a)            There are no Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as would not be, or would not reasonably be expected to be, material to the Acquired Corporations taken as a whole.

(b)            To the knowledge of the Company, there is no material order, writ, injunction or judgment to which an Acquired Corporation is subject that remains outstanding.

(c)            To the knowledge of the Company, no material investigation by any Governmental Body with respect to an Acquired Corporation is pending or has been threatened in writing.

(d)            The Company has required all of its employees that could be in possession of or control books, records, documents or other information relating to any litigation or the facts and circumstances underlying such litigation to retain and protect, not destroy, and to produce when requested all such books, records, documents and other information (“Litigation Hold Instructions”).

3.21        Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Board of Directors has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions of this Agreement. The resolutions in the foregoing sentence, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders or any holder of Shares is necessary to authorize or adopt this Agreement or to consummate the Transactions.

3.22        Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.23        Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, and assuming the accuracy of the representations and warranties of Parent and Purchaser herein, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation; except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.24        Opinion of Financial Advisor. The Board of Directors has received the oral opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, to be subsequently confirmed by delivery of a written opinion to the Board of Directors to the effect that, as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Closing Amount and one CVR to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such written opinion as soon as possible following the date of this Agreement.

3.25        Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no broker, finder, investment banker, financial advisor or other Person performing similar functions is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1           Due Organization. Each of Parent and Purchaser is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2           Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3           Authority; Binding Nature of Agreement. Parent and Purchaser each have the corporate power and authority to execute and deliver and perform their respective obligations under this Agreement, the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Purchaser (which shall occur immediately following the execution of this Agreement). The board of directors of each of Parent and Purchaser have approved the execution, delivery and performance by Parent and Purchaser of this Agreement and the CVR Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company or the Rights Agent (as the case may be), this Agreement constitutes, and at the Offer Acceptance Time, the CVR Agreement will constitute, the legal, valid and binding obligation of Parent and Purchaser and is, and at the Offer Acceptance Time, the CVR Agreement will be, enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.4           Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, and subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Purchaser (which shall occur immediately following the execution of this Agreement), the execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Purchaser; (ii) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which Parent or Purchaser are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any Contract, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Purchaser, or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions.

4.5           Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6           Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Parent or Purchaser, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7           Funds. As of the date of this Agreement and at all times through the Effective Time, Parent has and will have (and will make available to Purchaser in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent and Purchaser’s obligations under this Agreement and to consummate the Transactions by payment in cash of the aggregate Offer Price payable following the Offer Acceptance Time, the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Equity Awards following the Effective Time pursuant to Section 2.8.

4.8           Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9           Acknowledgement by Parent and Purchaser.

(a)            Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 3. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b)            In connection with the due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that Parent and Purchaser will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto except for any such representation or warranty expressly set forth in Section 3. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans except for any such representation or warranty expressly set forth in Section 3.

4.10        Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser, or any of their respective Subsidiaries.

4.11        Stockholder and Management Arrangements. As of the date hereof, neither Parent or Purchaser nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Offer or the Merger; (ii) the Company or (iii) the Surviving Corporation, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Offer Price in respect of such holder’s Shares; (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Offer; or (iii) any Person has agreed to provide, directly or indirectly, equity investment to Parent, Purchaser or the Company to finance any portion of the Offer or the Merger.

Section 5

CERTAIN COVENANTS OF THE COMPANY

5.1           Access and Investigation. During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), as promptly as practicable the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with full access to the Company’s designated Representatives and assets and to all existing books, lab notebooks (both physical and virtual), records, documents and information relating to the Acquired Corporations, and provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case for any reasonable business purpose in furtherance of the consummation of the Offer and the Merger as promptly as practicable (and in no event more than three (3) business days after receipt of the Parent’s request, except in the case of a request for access that is not in the Acquired Corporations’ control, in which case the Acquired Corporations shall use reasonable best efforts to provide such access in no event more than three (3) business days after receipt of a request from Parent (or, in either case, an alternative time period if agreed in writing)); provided, however, that any such access shall be conducted at a reasonable time under the circumstances of the request for information, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. In the event of a request for materials not in the Acquired Corporations’ control that will not be satisfied within such three (3) business day-period, the Company shall promptly notify Parent of such fact and keep Parent informed of the Company’s efforts to procure such materials. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements) or (iii) contravene any material Contract to which an Acquired Corporation is a party or by which an Acquired Corporation is bound (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent permitted by such Contract). Notwithstanding the foregoing, nothing in this Section 5.1 shall require an Acquired Corporation to disclose any information to Parent or Parent’s Representatives if such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) where the Board of Directors or committee thereof discussed (x) the Transactions, or any similar transaction involving an Acquired Corporation, (y) any Acquisition Proposal or (z) a Company Adverse Change Recommendation. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated February 5, 2025, between the Company and Parent (the “Confidentiality Agreement”). The Parties agree and acknowledge that as of the Effective Time, Parent will become privy to and enjoy the benefits of all attorney-client or other legal privilege between the Company and its advisors, and all information not disclosed to Parent pursuant to this Section 5.1 prior to the Effective Time, including that withheld by reason of attorney-client or other legal privilege, shall be disclosed to Parent and made available at the Effective Time. Nothing in this Section 5.1 shall limit in any way the Company’s obligations pursuant to Section 6.6(b).

5.2           Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement (y) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.2 of the Company Disclosure Schedule:

(a)            the Company shall, and shall cause each Acquired Corporation to, use reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects; and

(b)            the Acquired Corporations shall not:

(i)            (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (A) repurchases of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase Shares held by a director, officer, employee or independent contractor of the Acquired Corporations only upon termination of such Person’s employment or engagement by the Company; (B) repurchases or forfeitures of Company Equity Awards (or Shares issued upon the exercise, vesting or forfeiture thereof) outstanding on the date hereof; (C) in connection with withholding of Taxes to satisfy the exercise price and/or any Tax obligations with respect to Company Equity Awards outstanding on the date hereof or (D) among Acquired Corporations;

(ii)           split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)          sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that the Company may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of the Company Equity Awards that are outstanding on the date of this Agreement in accordance with the terms of those awards as in effect on the date of this Agreement or issuable to participants in the Company ESPP in respect of the Current Offering Period in accordance with the terms thereof (as amended by this Agreement) or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 5.2(b)(xi));

(iv)          except as required by this Agreement, applicable Legal Requirements, or under any Employee Plan as in effect on the date of this Agreement, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any employee, independent contractor, officer, or director or other current or former service provider of the Acquired Corporations an increase in compensation, or a new entitlement to, wages, salaries, severance, retention, change in control, incentive bonuses or other benefits or grant or amend any such compensation and/or benefits except that the Acquired Corporations: (A) may provide annual merit increases in salary and/or wages to non-executive officer employees in the ordinary course of business consistent with past practice; (B) may amend any Employee Plans to the extent required by applicable Legal Requirements; (C) may make usual and customary annual or quarterly bonus payments pursuant to existing bonus plans, as in effect on the date hereof and disclosed on Section 3.17 of the Company Disclosure Schedule, in the ordinary course of business consistent with past practice; and (D) may take actions consistent with Section 5.2(b)(v)(C);

(v)            (A) enter into (1) any change-of-control agreement or (2) any retention, employment, severance or other similar material agreement, (B) enter into any employment or severance agreement with any employee, or (C) enter into any consulting agreement with any independent contractor with an annual base compensation greater than $100,000 that is not terminable for convenience on thirty (30) days’ notice;

(vi)           amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii)          form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement;

(viii)         make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(ix)            acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse, transfer or assign any material tangible asset or property (except (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by Section 5.2(b)(viii), (D) transactions among Acquired Corporations or (E) with respect to pledges, sales or other dispositions constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 5.2(b)(xi));

(x)             acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, or abandon or permit to lapse, or transfer or assign any material item of Company IP (except (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements, sponsored research agreements, service agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) non-exclusive licenses of, or other grants of rights or obligations with respect to, Intellectual Property Rights, (C) abandoning or permitting to lapse any Company Registered IP at the end of its statutory term or otherwise in the ordinary course of business consistent with past practice, or (D) transactions among Acquired Corporations);

(xi)            lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any material Indebtedness for borrowed money (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto; (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws; (C) surety bonds, letters of credit or similar instruments issued in the ordinary course of business and (D) loans, extensions of credit or other Indebtedness among Acquired Corporations);

(xii)           except in the ordinary course of business consistent with past practice or as otherwise permitted by Section 5.2(b), (A) amend or modify in any material respect, or voluntarily terminate, any Material Contract or (B) enter into any Contract which would have been a Material Contract if such Contract was outstanding as of the execution and delivery of this Agreement;

(xiii)          (A) except as required by applicable Legal Requirements, adopt or change any method of Tax accounting or any Tax accounting period of any Acquired Corporation (or file any such change); (B) except as required by applicable Legal Requirements, make, change, or revoke any Tax election (including, for the avoidance of doubt, any election under Treasury Regulations Section 301.7701-3); (C) except as required by applicable Legal Requirements, file any amended Tax Return or claim for Tax refund; (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with any Governmental Body regarding any Tax liability or assessment; (E) request or enter into any agreement, order or other arrangement with any Governmental Body regarding any Tax liability or assessment, including any payment in lieu of Taxes, Tax exemption, Tax holiday, or any other Tax reduction or Tax incentive agreement; (F) settle, compromise or consent to any Tax claim or assessment or surrender any right to claim a refund, offset, or other reduction in Tax liability; (G) waive or extend the statute of limitations with respect to any Tax or Tax Return, other than automatic waivers or extensions obtained in the ordinary course of business; (H) enter into any Tax allocation agreement, Tax sharing agreement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business and not primarily related to Taxes), Tax indemnity agreement, or any other similar agreement; (I) except as required by applicable Legal Requirements, file any Tax Return other than on a basis consistent with past practice; or (J) grant any power of attorney with respect to Taxes; provided, however, that in each case where any action is to be taken on the basis that such action is required by applicable Legal Requirements, the Company shall, or shall cause each Acquired Corporation, as applicable and to the extent reasonably practicable, to provide reasonable advance written notice to Parent of its decision to take such action on such basis, including describing the specific action and its determination of the applicable Legal Requirements, and making available to Parent such documentation relating thereto, as Parent may reasonably request;

(xiv)         settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations) or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.5, as applicable;

(xv)          enter into any collective bargaining agreement or other similar labor-related Contract with any labor union (except to the extent required by any collective bargaining agreement or similar labor-related agreement or applicable Legal Requirements);

(xvi)         adopt or implement any stockholder rights plan or similar arrangement;

(xvii)        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

(xviii)       authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xvii) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3           No Solicitation.

(a)            For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3.

(b)            Except as permitted by this Section 5.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall use best efforts to cause their Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. As promptly as reasonably practicable following the date hereof, the Company shall request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information previously furnished to any Person (other than Parent and Parent’s Representatives) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Acquisition Proposal.

(c)            Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the Offer Acceptance Time any Acquired Corporation or any of their Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement, and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall as promptly as practicable (and no later than within one (1) business day) provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons.

(d)            During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one (1) business day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto, to the extent such documents are provided to the Company in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis.

(e)            Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements.

Section 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1            Company Board Recommendation.

(a)            Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i)            if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case under (x) or (y), only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e) at least three (3) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 5.3(d), (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days; and

(ii)            other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Change Recommendation only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements.

6.2            Filings, Consents and Approvals.

(a)            The Parties agree to use their respective reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. The Parties shall use reasonable efforts to defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date. Neither the Company nor Parent shall (and shall not permit any of its respective Affiliates, if applicable, to) commit to or agree with any Governmental Body to stay, toll or extend any applicable Waiting Period or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

(b)            Subject to the terms and conditions of this Agreement, (i) the Parent shall (and shall cause its respective Affiliates, if applicable, to) use commercially reasonable efforts to within fifteen (15) business days after the date hereof, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transaction, (ii) promptly after the submission of Parent’s filing, but in no event later than ten (10) business days after the date of such submission, the Company shall make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transaction, and (iii) the Parties shall cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(c)            Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “Transaction-Related Documents” and “Plans and Reports” as those terms are used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Notwithstanding anything to the contrary in this Section 6.2, the Parties may redact materials provided to one another (A) to remove competitively sensitive information or information concerning valuation; (B) as necessary to comply with Legal Requirements and Contracts; and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.

6.3            Employee Benefits.

(a)            As soon as practicable, but no later than ten (10) business days after the date hereof, and in coordination with a notification to be provided by the Company to its employees informing them of the Agreement, the Company shall provide to its employees a conditional WARN Act notice that includes a statement that if the sale is completed, the sale is likely to result in a “mass layoff” as defined by the WARN Act and any similar notification requirements in applicable state laws. The Company and Parent will reasonably consult on the content of the WARN Act notice, which the Parties intend will describe the conditional nature of the notice, including the Waiting Period; a general description of the integration process described in Section 6.3(b); and an estimated timeline in which the Parent will make decisions regarding offers to Company Employees, as described in Section 6.3(b). The Company and the Parent will also discuss whether to include in the WARN Act notice, or some other communication, the details in Sections 6.3(c) through 6.3(f). The Parties agree that the WARN Act notice will seek to ensure that Company Employees are reasonably informed with respect to the Transactions and seek to address employee concerns and reduce disruption to the Company prior to the Effective Time. The Company and the Parent will coordinate on all other required WARN Act notices and related communications to applicable governmental entities. The Company and Parent will also reasonably consult on the content of individual WARN Act notices that may be provided to employees following the Parent’s decision on which Company Employees will receive employment offers, all in accordance with applicable Legal Requirements.

(b)            As soon as practicable, but no later than five (5) business days after the date hereof, upon reasonable advance notice to the Company, the Company and its directors, employees and officers shall, and the Company shall direct its other Representatives of the Company, to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s officers, employees, other personnel for the purpose of planning for integration or operation of the Company and its Subsidiaries following the Closing or the satisfaction of any condition to Closing, including meeting with such persons employed by or providing services to any of the Acquired Corporations as Parent deems necessary in its sole discretion, in order for Parent to determine whether or not the Surviving Corporation or one of its Affiliates will continue such person’s employment from and after the Effective Time (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company or its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries). Section 6.3(b) of the Company Disclosure Schedule identifies all employees and other service providers of the Acquired Corporations who are employed or otherwise engaged by any Acquired Corporation, as of the date of this Agreement by anonymized employee number, location, title or function, current base salary or hourly wage, and date of hire. Prior to the Closing Date, Parent or one of its Affiliates shall extend offers of employment to such employees and other service providers of the Acquired Corporations (collectively, the “Company Employees”) as it determines, in its sole discretion, to be necessary. Each offer shall be effective as of the Closing Date. A Company Employee shall be considered a “Continuing Employee” for purposes of this Section 6.3 if such individual: (1) receives an offer of at-will employment pursuant to this Section 6.3(b) (and is not a Transition Employee); (2) affirmatively accepts the offer in accordance with its terms no later than five (5) business days prior to the Closing Date; and (3) commences active employment pursuant to the terms of the offer letter but no later than the first business day immediately following the Closing Date.

(c)            For a period of one (1) year following the Closing Date (or if earlier, the date of any Continuing Employee’s termination of employment with the Surviving Corporation or any Affiliate thereof), Parent shall provide, or cause to be provided, each Continuing Employee with: (i) a base salary or hourly wage rate (as applicable) that is substantially comparable to the base salary or hourly wage rate provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing Date; (ii) short-term cash incentive compensation opportunities at least as favorable as those provided to similarly-situated employees of Parent and its Subsidiaries; and (iii) employee benefits (including severance benefits but excluding equity and long-term incentive compensation) that are, in the aggregate and at a minimum, at least as favorable in the aggregate as the benefits (including severance benefits but excluding equity and long-term incentive compensation) provided to similarly-situated employees of Parent and its Subsidiaries.

(d)            For each: (1) Transition Employee; and (2) Company Employee who is not a Continuing Employee or a Transition Employee and who is currently employed by, or providing services to, the Acquired Corporations as of the Closing Date (together with the Transition Employees, the “Non-Continuing Employees”), Parent shall, or shall cause its Affiliates to, provide: (x) the severance payments or benefits such Non-Continuing Employee is entitled to under the Company’s applicable severance plan or other agreement providing for severance payments or benefits as in effect on the date of this Agreement (as disclosed in Section 3.17 of the Company Disclosure Schedule), or as entered into during the Pre-Closing Period in accordance with Section 5.2(b), in each case, whichever is greater but in no event shall any Non-Continuing Employee be entitled to payment under this Section 6.3(d)(x) under more than one plan, policy, agreement, or other arrangement; and/or, as applicable, (y) any payments or benefits provided under an agreement between such Non-Continuing Employee and the Company or any of its Subsidiaries (in each case, as in effect on the date of this Agreement and disclosed in Section 3.17 of the Company Disclosure Schedule), or as entered into during the Pre-Closing Period in accordance with Section 5.2(b), which are payable solely as a result of the Non-Continuing Employee remaining employed through the originally scheduled payment date, provided that such Non-Continuing Employee is employed by the Company or its Subsidiaries immediately prior to the Closing. All such payments and benefits are referred to as the “Non-Continuing Employee Severance Benefits”.

(e)            In addition to the Non-Continuing Employee Severance Benefits, any Transition Employee who remains actively employed by Parent or its Affiliates through the end of the applicable employment or service period as set forth in their offer letter shall be eligible to receive the compensation set forth in such offer letter (the “Transition Payment”).

(f)            Except as otherwise required by applicable Legal Requirements, Parent shall, or shall cause its Affiliates to, pay the Non-Continuing Employee Severance Benefits to each applicable Non-Continuing Employee at or promptly following the Closing, subject to all applicable tax withholdings and deductions. Any Transition Payment due to a Transition Employee shall be paid as soon as reasonably practicable following the expiration of such Transition Employee’s employment or service period, in accordance with this Section 6.3 and the applicable offer letter, and shall also be subject to all applicable Tax withholdings and deductions.

(g)            Parent and the Company and each of their respective Affiliates intend that the Transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Continuing Employee for purposes of the Company’s Amended and Restated Employee Severance Plan, and that each such Continuing Employee will have continuous employment immediately before and immediately after the Closing.

(h)            Following the Closing Date and subject to the terms of the applicable plan documents, applicable Legal Requirements, and applicable tax qualification requirements, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, use reasonable efforts to give each Continuing Employee full credit for such Continuing Employee’s service with the Company and any of its Subsidiaries (and any Affiliates or predecessors thereto) for all purposes except with respect to any retiree health or welfare plan, or defined benefit pension plan or, solely with respect to benefit accrual and vesting, any future long-term incentive program awards, including eligibility to participate in, vesting under and level of benefits under any benefit plans (excluding for purposes of vacation) maintained by Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) in which the Continuing Employee participates to the same extent recognized by the Company or its applicable Subsidiaries immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(i)            Following the Closing Date and subject to the terms of the applicable plan documents, applicable Legal Requirements, and applicable tax qualification requirements, Parent or an Affiliate of Parent shall use reasonable efforts to (i) waive, or cause to be waived, any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health and welfare benefits in which Continuing Employees are eligible to participate following the Closing Date to the extent that such conditions, exclusions and waiting periods would not apply, were previously satisfied, or otherwise waived under a similar Employee Plan in which such Continuing Employees participated immediately prior to the Closing Date, (ii) credit, or cause to be credited, any deductible, co-payment and out-of-pocket maximums incurred or satisfied, as applicable, by any Continuing Employee and their eligible dependents during the calendar year in which the Closing Date occurs to the same extent credited under any comparable Employee Plan immediately prior to the Closing for purposes of satisfying any deductibles, co-payments or out-of-pocket maximums under any comparable health plans of Parent or an Affiliate and (iii) waive, or cause to be waived, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case, to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Closing Date.

(j)            The Company represents, warrants and covenants that no current or former employee, director, officer, independent contractor, or other service provider of any Acquired Corporation is or will become entitled to any gross-up or reimbursement for any excise tax imposed under Section 4999 of the Code on any payment, benefit, or distribution made to or for such current or former employee, director, officer, independent contractor, or other service provider in connection with the Transaction.

(k)            If directed by Parent in writing at least ten (10) business days prior to the Offer Acceptance Time, the Company shall terminate any and all Employee Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective not later than the business day immediately preceding the Closing Date. In the event that Parent requests that such Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated pursuant to resolutions of the Board of Directors (the form and substance of which shall be subject to reasonable review and comment by Parent). In the event of the termination of the Company 401(k) Plan following such a request by Parent, Parent shall provide that a 401(k) plan sponsored by Parent or one of its Affiliates shall accept a direct rollover of distributions from such Company 401(k) Plan(s) of the account balances of each Continuing Employee if such rollover is elected in accordance with applicable Legal Requirements by such Continuing Employee.

(l)            Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement will be deemed to: (i) create any rights to continued employment or service or guarantee employment for any period of time with Parent, the Company or any of their respective Affiliates, or preclude the ability of Parent, Company or any of their respective Affiliates to terminate the employment or service of any employee or any other Person; (ii) create, terminate, modify, or amend any Employee Plan or any other benefit or compensation plan, program, agreement or arrangement, or limit the ability of the Parent, the Company or any of their respective Affiliates to amend, modify, or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement; (iii) alter or limit the ability of Parent or the Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iv) create any third-party beneficiary rights in any employee or any other Person (or beneficiary or dependent thereof); or (v) be the adoption of, or an amendment to, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA.

(m)            Immediately after the execution of this Agreement, the Company shall facilitate one or more meetings between representatives of the Parent and all employees of the Company to permit such representatives the opportunity to present general information regarding the proposed Transaction. The presentations shall be in person to the extent practical, and otherwise by videoconference. The Parties shall work together to ensure that the information to be presented complies with all applicable securities and antitrust laws.

6.4            Indemnification of Officers and Directors.

(a)            For a period of six (6) years from the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and the Acquired Corporations shall perform their obligations thereunder. Without limiting the foregoing, but subject to the limitations in this Section 6.4, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) Parent shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) Parent shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, reasonably cooperate in the defense of any such matter.

(b)            Prior to the Effective Time the Company shall purchase “tail” directors’ and officers’ insurance covering the Acquired Corporations (which, for the avoidance of doubt, includes the Surviving Corporation) and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations (which, for the avoidance of doubt, includes the Surviving Corporation), such tail to provide coverage in an amount not less than the amount of existing coverage (i.e., the primary layer plus all excess layers as of the date hereof) and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail insurance purchased by the Company exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the Closing Date. The Company shall cause its insurers to include “successor in interest” language in the applicable endorsements providing for the “tail” directors’ and officers’ insurance that designates Parent as a “successor in interest” such that Parent will be able to be covered by such “tail” insurance as a “successor in interest.”

(c)            In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.4.

(d)            The provisions of this Section 6.4 (i) shall survive the Offer Acceptance Time and the Effective Time, (ii) are intended to be for the benefit of, and will be enforceable by, Parent, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

(e)            Each Indemnified Person’s rights under this Section 6.4 are conditioned upon that Indemnified Person’s cooperation with the Parent and its Subsidiaries (including the Acquired Corporations) in connection with any claims, matters or items for which indemnification is being sought, for the duration of the action in question, which cooperation obligations are set forth in the forms of letters to be executed with the relevant Indemnified Persons set forth on Section 6.4(e) of the Company Disclosure Schedule.

6.5            Stockholder Litigation. The Company shall notify Parent in writing within 48 hours after becoming aware of any litigation against the Company and/or its directors or officers relating to the Transactions. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Transactions, and the right to consult on any settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.6            Transition Matters.

(a)            Prior to the Closing, the Company shall use reasonable best efforts to ensure that any individuals who are expected to cease to be directors or officers of the Acquired Corporations from and after the Closing will not, after the Closing, retain in hard copy or electronic form or on any personal computer, any information, files, records, or documents relating to the business of the Acquired Corporations except for copies of any Contract between such person and an Acquired Corporation and any information, files, records or documents related thereto or as required by Legal Requirements or Litigation Hold Instructions. If Legal Requirements or Litigation Hold Instructions require the preservation of documents by the Company and its directors and officers in connection with pending or threatened Legal Proceedings against any of the Acquired Corporations as of the Effective Time, the Company shall use reasonable best efforts to ensure that all individuals who are subject to such document preservation requirements to continue to comply with such Legal Requirements and Litigation Hold Instructions in respect of such Legal Proceedings from and after the Effective Time.

(b)            Reasonably in advance of the Effective Time, the Company shall reasonably cooperate with Parent to provide for an orderly transition from and after the Effective Time such that, as of the Effective Time and thereafter: (i) all physical property and intangible assets of the Acquired Corporations in the possession of the Acquired Corporations or under control of the Acquired Corporations, including, but not limited to, keys, files, records, contacts, documents (and any copies thereof), mobile phones, tablets or similar electronic devices, lab notebooks (virtual and physical) and all other materials and equipment have been made available to representatives of Parent (including Continuing Employees and Transition Employees reasonably acceptable to Parent) as of the Effective Time and thereafter, (ii) physical possession of all physical Company IT Assets, and access to and control of all intangible Company IT Assets, including without limitation all login ids, passwords, account numbers, keys, and all information required for access, have been made available to representatives of Parent (including Continuing Employees and Transition Employees reasonably acceptable to Parent) as of the Effective Time and thereafter, (iii) all books, records, data, information, and communications (including emails and texts), resident on the Company IT Assets in the operation of the business of the Acquired Corporations continue to reside on such Company IT Assets intact, unfiltered, and unredacted in the format available prior to the Effective Time in the operation of the business, and (iv) access to all such books, records, data, information, and communications (including emails and texts), including without limitation all information not disclosed to Parent pursuant to Section 5.1, has been made available to representatives of Parent (including Continuing Employees and Transition Employees reasonably acceptable to Parent) as of the Effective Time and thereafter.

(c)            The Company shall prior to the Effective Time cooperate with Parent to identify potential Continuing Employees and Transition Employees who include competent personnel sufficient to assist Parent in the operation and transfer of the Company IT Assets and accessing all books, records, data, information, and communications (including emails and texts) resident on the Company IT Assets.

(d)            The Company shall, prior to the Effective Time, cooperate with Parent on language to be included in any separation agreement with a Non-Continuing Employee regarding the return of all property of the Company in such employee’s possession.

6.7            Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent and (c) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party.

6.8            Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter, Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in in any document filed with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9            Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Purchaser and the Company and the members of their respective boards of directors shall use their respective reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10            Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Merger by any officer or director of the Company who is subject to Section 16 of the Exchange Act intended to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11            Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Board of Directors will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates and any of the officers, directors or employees of the Company or its Subsidiaries that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.12            Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

7.1            No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where either Parent and its Affiliates or the Acquired Corporations operate their respective businesses or own any material assets (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which prohibits or makes illegal the consummation of the Merger.

7.2            Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 8

TERMINATION

8.1            Termination. This Agreement may be terminated prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)            by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing shall not have occurred on or prior to midnight Eastern Time, on October 13, 2025 (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Annex I, other than clause (e) or (g) (solely in respect of Antitrust Laws) set forth in Annex I shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of 60 days (and all references to the End Date herein and in Annex I shall be as so extended); (y) if on such extended End Date all of the conditions set forth in Annex I, other than clause (e) or (g) (solely in respect of Antitrust Laws) set forth in Annex I shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then such extended End Date may be further extended by the mutual written agreement of the Parties; and (z) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date (as such date may be extended);

(c)            by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable efforts as required by Sections 6.2 and 6.7 to remove such order, decree, ruling or other action;

(d)            by Parent at any time prior to the Offer Acceptance Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer;

(e)            by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”);

(f)            by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 8.1(g);

(g)            by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder which breach would give rise to a failure of a condition set forth in clause (b) or (c) of Annex I (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time); or

(h)            by the Company (i) if following the expiration of the Offer, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with Section 1.1(h) or (ii) if following the Offer Acceptance Time, Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with Section 1.1(h).

8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final two sentences of Section 1.1(d), the final sentence of Section 1.2(b), the penultimate sentence of Section 5.1, this Section 8.2, Section 8.3, Section 9 (other than Section 9.5(b)) and, solely to the extent applicable to the foregoing provisions, any definitions in Exhibit A or elsewhere in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) except as otherwise provided in Section 8.3, no such termination shall relieve any Party of any liability or damages (which, in the case of liabilities or damages payable by Parent and Purchaser, the Parties acknowledge and agree shall include, to the fullest extent permitted by Section 261(a)(1) of the DGCL, amounts representing, or based on the loss of, any premium or other economic entitlement the Company’s stockholders would be entitled to receive under this Agreement if the Closing were to occur in accordance with the terms of this Agreement, which shall be deemed in such event to be damages of the Company), resulting from any fraud or Willful and Material Breach of this Agreement prior to such termination.

8.3            Expenses; Termination Fees.

(a)            Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)            In the event that:

(i)            this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii)            this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)            each of the following clauses (A), (B) and (C) are satisfied: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to proviso (y) to Section 8.1(b)) or by Parent pursuant to Section 8.1(f), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination and such Acquisition Proposal has not been publicly withdrawn prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal with such Person; provided that for purposes of clauses (B) and (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 8.3(b)(iii), on the date that the Acquisition Proposal referred to in clause (C) of Section 8.3(b)(iii) is consummated (or if the consummation occurs on a day that is not a business day, the next business day); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $22,376,056. Payment of the Termination Fee pursuant to this Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(c)            In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)            The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 9

MISCELLANEOUS PROVISIONS

9.1            Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Purchaser at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2            Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3            No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.

9.4            Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule), the CVR Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5            Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clause (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

9.6            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

9.7            No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, pursuant to Section 1 or Section 2 following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Equity Awards to receive the Merger Consideration pursuant to Section 2.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.4 of this Agreement; and (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(c). The Parties hereby agree that the Company shall have the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261(a)(2) of the DGCL, as representative on behalf of the Company’s stockholders and the holders of Company Equity Awards to pursue specific performance as set forth in Section 9.5(b) or damages to the fullest extent permitted by Section 261(a)(1) of the DGCL. For the avoidance of doubt, (i) only the Company (and not the Company’s stockholders or the holders of Company Equity Awards) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to the Company’s stockholders or the holders of Company Equity Awards, any damages received.

9.8          Transfer Taxes. Except as otherwise provided in Sections 1.1(i) and 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, including any penalties and interest (“Transfer Taxes”), with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

9.9          Notices. All notices and other communications required or permitted to be given to any Party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) the date and time of transmittal if delivered by email (provided, except in the case of written request delivered pursuant to clause (iii) of Section 1.1(c), no “bounce back” or similar message of non-delivery is received with respect thereto), (c) the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the Party to receive such notice or communication shall have specified in a written notice given to the other Parties:

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Supernus Pharmaceuticals, Inc.
9715 Key West Ave.
Rockville, MD 20850
Attn: Jack A. Khattar, CEO

Email: jkhattar@supernus.com

with a copy (which shall not constitute notice) to:

Saul Ewing LLP
1919 Pennsylvania Ave. N.W., Suite 550
Washington, DC. 20006
Attn: Mark I. Gruhin

Email: mark.gruhin@saul.com

if to the Company (prior to the Effective Time):

Sage Therapeutics, Inc.
55 Cambridge Parkway
Cambridge, MA 02142
Attn: Chief Executive Officer

Email: barry@sagerx.com

with a copy to

General Counsel

Email: gregory.shiferman@sagerx.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attn:  Graham Robinson, P.C.

Laura Knoll, P.C.

Email: graham.robinson@kirkland.com

  laura.knoll@kirkland.com

9.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11        Obligation of Parent. Parent shall ensure that Purchaser (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Purchaser or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.12        Intended Tax Treatment. For U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, the parties hereto agree that any Milestone Payment(s) (as such term is used in the CVR Agreement) payable pursuant to this Agreement and the CVR Agreement are intended to be treated in the manner described in Section 2.4(f) of the CVR Agreement.

9.13        Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)            All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(d)            As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(e)            As used in this Agreement, the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(f)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(g)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)            The term “dollars” and character “$” shall mean United States dollars.

(i)            Any reference to (i) any Contract (including this Agreement) is to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement); (ii) any Governmental Body includes any successor to that Governmental Body; and (iii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement or Contract shall be deemed to refer to such Legal Requirement or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(j)            Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided,” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to Parent prior to the execution and delivery of this Agreement, including by being posted to the virtual data room managed by the Company and hosted by SecureDocs or filed with or furnished to the SEC and available on EDGAR prior to the execution and delivery of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Sage Therapeutics, Inc.

By:	/s/ Barry E. Green
	Name:	Barry E. Greene
	Title:	Chief Executive Officer

Supernus Pharmaceuticals, Inc.

By:	/s/ Jack Khattar
	Name:	Jack Khattar
	Title:	Chief Executive Officer

Saphire, Inc.

By:	/s/ Jack Khattar
	Name:	Jack Khattar
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” is defined in Section 3.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license of assets of the Company equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case (A) through (D) other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Board of Directors. “Board of Directors” is defined in the Introduction to the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York, NY are authorized or required by Legal Requirements to be closed.

Certificated Shares. “Certificated Shares” is defined in Section 2.6(b) of the Agreement.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(vii) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Amount. “Closing Amount” is defined in the preamble to the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in the Introduction to the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employees. “Company Employees” is defined in Section 6.3(b) of the Agreement.

Company Equity Award. “Company Equity Award” shall mean each Company Option, Company RSU and Company PSU.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2024 Equity Incentive Plan, the Company’s Amended and Restated 2016 Inducement Plan (as amended) the Company’s 2014 Stock Option and Incentive Plan (as amended), and the Sage Therapeutics, Inc. Non-Employee Director Compensation Program, as each may be amended from time to time; and any other stock option, stock incentive, stock award, or equity compensation plans sponsored or maintained by any of the Acquired Corporations (in each case, including all amendments thereto).

Company ESPP. “Company ESPP” shall mean the Company’s 2014 Employee Stock Purchase Plan (as amended).

Company IP. “Company IP” shall mean all Intellectual Property Rights that are owned by the Acquired Corporations.

Company IT Assets. “Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, telecommunications equipment (including voice, data or video networks), networks, peripherals, platforms, computer systems, accounts with and subscriptions to third party databases, SaaS systems and the like, and other similar or related items of any automated, computerized or software system and any other network, system, resource or related service and all other information technology equipment, and all associated documentation owned by the Company or the Acquired Corporations, or licensed or leased to the Company or the Acquired Corporations pursuant to written agreements (excluding any public networks).

Company Options. “Company Options” shall mean all compensatory options to purchase Shares, whether granted under any Company Equity Plan or granted on a standalone basis.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Product. “Company Product” shall mean zuranolone.

Company PSUs. “Company PSUs” shall mean restricted stock units whether granted under any Company Equity Plan or granted on a standalone basis whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics.

Company Registered IP. “Company Registered IP” is defined in Section 3.8(a) of the Agreement.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company Returns. “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean restricted stock units whether granted under any Company Equity Plan or granted on a standalone basis, other than Company PSUs.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.3(k) of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employee. “Continuing Employee” is defined in Section 6.3(b) of the Agreement.

Contract. “Contract” shall mean any legally binding agreement.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Current Offering Period. “Current Offering Period” is defined in Section 2.8(h) of the Agreement.

CVR. “CVR” is defined in the preamble to the Agreement.

CVR Agreement. “CVR Agreement” is defined in the preamble to the Agreement.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.

Depository Agent. “Depository Agent” is defined in Section 2.6(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), bonus, deferred compensation, incentive compensation, stock purchase, stock option, other equity or equity-based award, post-employment, severance, retention, change in control, termination, death and disability benefits, hospitalization, medical, life, dental, vision, prescription, disability or other insurance (including any self-insured arrangement), fringe benefits, vacation, sick leave, employee assistance program, flexible benefits, relocation or expatriate benefits, profit-sharing, pension, or retirement plan, policy, program, agreement or arrangement, including for the avoidance of doubt, the Company Equity Plans, Company ESPP, and Company Equity Awards and (b) employment, consulting, independent contractor, severance or similar agreement, and each other employee benefit plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former employee of the Company or its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability, contingent or otherwise, or (iii) to which the Company or its Subsidiaries is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

End Date. “End Date” is defined in Section 8.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.1(a) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, and all regulations promulgated thereunder.

Final Exercise Date. “Final Exercise Date” is defined in Section 2.8(h) of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In-bound License. “In-bound License” is defined in Section 3.9(a)(ix) of the Agreement.

Indebtedness. “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person other than an Acquired Corporation, (iii) any reimbursement obligations in respect of all drawn amounts under letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.4(a) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), and (iv) trade secrets and other confidential and proprietary ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”).

In the Money Option. “In the Money Option” is defined in Section 2.8(a) of the Agreement.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers; provided that the foregoing shall not require any freedom to operate or other analysis with respect to validity or non-infringement of Intellectual Property Rights.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing or investigation commenced, brought, conducted or heard by or before any Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, common law, code, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).

Litigation Hold Instructions. “Litigation Hold Instructions” is defined in Section 3.20(d) of the Agreement.

Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, fact, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations or financial prospects of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above:

(i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein;

(ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 and the condition set forth in clause (b)(iv) of Annex I solely as such condition relates to Section 3.23);

(iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in U.S. or foreign economies generally or other general business, financial or market conditions;

(iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates;

(v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Body), outbreak of hostilities, acts of war, national or international calamity, natural disaster, force majeure events, weather or environmental events, health emergencies, acts of god, epidemic or pandemic (or the escalation of any of the foregoing and any governmental or industry responses thereto), tariffs, trade wars or any other similar event;

(vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein;

(vii) any adverse effect arising directly from or otherwise directly relating to any action taken by an Acquired Corporation at the written direction of Parent or any action specifically required to be taken by an Acquired Corporation under this Agreement, or the failure of an Acquired Corporation to take any action that such Acquired Corporation is specifically prohibited by the terms of the Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2;

(viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates;

(ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP);

(x) any Legal Proceeding described in Section 2.7 or Section 6.5;

(xi) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement;

(xii) any event, occurrence, circumstance, change or effect arising from any requirements imposed by any Governmental Body as a condition to obtaining approval or expiration of any Waiting Period, including the Offer and the Merger; or

(xiii) the availability of or cost of equity, debt or other financing to Parent or Purchaser; or

(xiv) any matter disclosed in the Company Disclosure Schedule and any event, occurrence, circumstance, change or effect resulting or arising therefrom;

provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect solely to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in the Introduction to the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Milestone(s). “Milestone(s)” is defined in the CVR Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Select Market.

Non-Continuing Employee. “Non-Continuing Employee” is defined in Section 6.3(d) of the Agreement.

Non-Continuing Employee Severance Benefits. “Non-Continuing Employee Severance Benefits” is defined in Section 6.3(d) of the Agreement.

Offer. “Offer” is defined in the Introduction to the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.1(h) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in the Introduction to the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Out-bound License. “Out-bound License” is defined in Section 3.9(a)(ix) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions in a timely manner on the terms set forth herein.

Parties. “Parties” shall mean Parent, Purchaser, and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any statutory Encumbrance for current Taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice), (c) any interest or title of a lessor under leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business, and any Encumbrance related thereto, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of, or other grants of rights or obligations with respect to, Intellectual Property Rights and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Regulatory Permit. “Regulatory Permit” shall mean all investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Governmental Authorizations.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Rights Agent. “Rights Agent” is defined in the preamble to the Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933.

Shares. “Shares” is defined in the Introduction to the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.

Specified Governmental Body. “Specified Governmental Body” is defined in Section 7.1 of the Agreement.

Stockholder List Date. “Stockholder List Date” is defined in Section 1.2(b) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Surviving Corporation. “Surviving Corporation” is defined in the Introduction to the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

Tax. “Tax” shall mean any and all U.S. federal, state or local or non-U.S. taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Body, in each case in the nature of a tax, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty, or addition imposed with respect thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, claim for refund, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Condition. “Termination Condition” is defined in Annex I to the Agreement.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and the CVR Agreement and (b) all of the transactions contemplated by the Agreement and the CVR Agreement, including the Offer and the Merger.

Transfer Taxes. “Transfer Taxes” is defined in Section 9.8 of the Agreement.

Transition Employee. “Transition Employee” means each employee or other service provider who is employed by or otherwise engaged to provide services to any of the Acquired Corporations as of immediately prior to the Closing Date to whom Parent or an Affiliate extends an offer of short term employment (or other similar short term services arrangement) with the Surviving Corporation or an Affiliate for a term of employment (or other service arrangement) with a duration not to exceed six (6) months following the Closing Date in connection with transition or other integration matters, which such employee accepts on or prior to the Closing Date.

Transition Payment. “Transition Payment” is defined in Section 6.3(e).

Treasury Regulations. “Treasury Regulations” shall mean the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

Waiting Period. “Waiting Period” shall mean any waiting period (or any extension thereof) applicable to the Offer under the HSR Act or other Antitrust Laws with respect to the Transactions.

WARN Act. “Warn Act” shall mean the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

Willful and Material Breach. “Willful and Material Breach” shall mean a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of the Agreement.

Withholding Agent. “Withholding Agent” is defined in Section 2.6(e) of the Agreement.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if: (A) the Minimum Condition, the Termination Condition or conditions set forth in clauses (e) or (g) below shall not be satisfied by the Offer Acceptance Time; or (B) any of the conditions set forth below in clauses (b), (c), (d) and (f) shall not be satisfied or waived in writing by Parent by the Offer Acceptance Time:

(a)            there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)            (i) the representations and warranties of the Company set forth in: the first two sentences of Section 3.1(a) (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization, Etc.) (other than Sections 3.3(a), 3.3(c) and 3.3(d)), Section 3.22 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (Brokers and Other Advisors) of the Agreement shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Agreement and at and as of the Expiration Date as if made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)           the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c) and 3.3(d) (Capitalization, Etc.) shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) except for de minimis inaccuracies as of the date of the Agreement and at and as of the Expiration Date as if made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

I-1

(iii)          the representations and warranties of the Company set forth in Section 3.5(b) (No Material Adverse Effect) and Section 3.21 (Authority; Binding Nature of Agreement) of the Agreement shall be accurate in all respects as of the date of the Agreement and at and as of the Expiration Date as if made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iv)          the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i) through (b)(iii) above) shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Expiration Date as if made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)            the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (or any failure to comply or perform shall have been cured by such time);

(d)            since the execution and delivery of the Agreement, there shall not have occurred any Material Adverse Effect which is continuing;

(e)            any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)            Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(g)            there shall not have been issued by any Specified Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Specified Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(h)            the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition, the Termination Condition and the conditions set forth in clauses (e) and (g) above) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser, to the extent permitted under applicable Legal Requirements. All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.

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CONFIDENTIAL

ANNEX III

FORM OF CVR AGREEMENT

THIS CVR AGREEMENT (“Agreement”) is made and entered into as of [●], 2025, by and between: Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and [Rights Agent], a [●], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined herein).

INTRODUCTION

Parent, Saphire, Inc., a Delaware corporation (“Purchaser”), and Sage Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of [●], 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following the acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

As a consequence of the Offer and the Merger, pursuant to the terms of the Merger Agreement holders of shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs became entitled to receive contingent cash payments of the Milestone Payments (as defined herein) pursuant to this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree, for the equal and proportionate benefit of all Holders (as defined herein) as follows:

Article I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1            Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in the definition of “Assignment Transaction.”

“Acting Holders” means, at the time of determination, Holders of not less than 20% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” has the meaning set forth in Section 6.3.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change of Control, pursuant to which any rights or assets of Parent or any of its Affiliates (including Intellectual Property Rights) used, held for use in, or otherwise necessary or useful for, development, manufacture or commercialization of the CVR Product are, directly or indirectly, disposed of, sold, licensed, assigned, conveyed, or transferred to or acquired by any Person, other than by Parent or any of Parent’s direct or indirect wholly owned subsidiaries (such Person, the “Acquiror”).

“Audit Period” has the meaning set forth in Section 4.4(d).

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York, NY are authorized or required by Legal Requirements to be closed.

“Calendar Quarter” means each respective period of three (3) consecutive months beginning on January 1, April 1, July 1 or October 1.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means, with respect to a Person, (a) a merger or consolidation involving such Person in which such Person is not the surviving entity, (b) any transaction involving such Person in which such Person is the surviving entity but in which the stockholders of such Person immediately prior to such transaction own less than fifty percent (50%) of such Person’s voting power immediately after the transaction or (c) any sale of all or substantially all of such Person’s assets.

“Collaboration and License Agreement” means, as of the date hereof, that certain Collaboration and License Agreement, dated November 27, 2020, among Sage Therapeutics, Inc. (“Sage”), Biogen MA Inc. and Biogen International GmbH (together with Biogen MA Inc., “Biogen”).

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a publicly-traded company of comparable size and resources as Parent in connection with the development and commercialization of a pharmaceutical product of similar commercial potential as the CVR Product and at a similar stage in such product’s lifecycle, taking into account the proprietary position of the product (including with respect to patent or regulatory exclusivity, intellectual property scope, subject matter and coverage), safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the regulatory status and approval process, anticipated or approved labeling, market potential, the profitability of the CVR Product (including pricing and reimbursement status), and other relevant technical, legal, scientific or medical factors, but excluding from such consideration the obligation to make the Milestone Payments upon the achievement of the Milestones.

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“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Preamble.

“CVR Product” means Zurzuvae.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments of the Milestone Payments pursuant to this Agreement.

“Delaware Courts” has the meaning set forth in Section 6.5(a).

“DTC” means The Depository Trust Company or any successor thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award CVRs” has the meaning set forth in Section 2.4(c).

“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“Gross Sales” has the meaning set forth in the definition of “Net Sales.”

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Auditor” has the meaning set forth in Section 4.4(e).

“Intended Tax Treatment” has the meaning set forth in Section 2.4(f).

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“Merger” has the meaning set forth in the Preamble.

“Merger Agreement” has the meaning set forth in the Preamble.

“Milestone” means Milestone 1, Milestone 2, Milestone 3, or Milestone 4, as applicable.

“Milestone 1” means, on or prior to the Milestone 1 Deadline Date, the first commercial sale in Japan after Regulatory Approval in Japan to a third-party customer of the pharmaceutical product that, as of the date of this Agreement, is marketed in the United States under the name Zurzuvae and is the subject of the current regulatory filing (including any amended filings based thereon) by Shionogi & Co., Ltd., inclusive of its Affiliates, in Japan for Major Depressive Disorder.

“Milestone 1 Deadline Date” means June 30, 2026.

“Milestone 1 Payment” means, with respect to Milestone 1, an amount equal to $0.50 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 2” means, on or prior to the Milestone 2 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $250,000,000 in the United States during a calendar year.

“Milestone 2 Deadline Date” means December 31, 2027.

“Milestone 2 Payment” means, with respect to Milestone 2, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 3” means, on or prior to the Milestone 3 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $300,000,000 in the United States during a calendar year.

“Milestone 3 Deadline Date” means December 31, 2028.

“Milestone 3 Payment” means, with respect to Milestone 3, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 4” means, on or prior to the Milestone 4 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $375,000,000 in the United States during a calendar year.

“Milestone 4 Deadline Date” means December 31, 2030.

“Milestone 4 Payment” means, with respect to Milestone 4, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

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“Milestone Payment Amount” means, with respect to a given Milestone Payment for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means, with respect to a given Milestone, the date that is twenty (20) Business Days following the earlier of (a) the date the applicable Milestone Notice is provided by Parent to the Rights Agent, or (b) the date the applicable Milestone Notice is required to be provided by Parent to the Rights Agent.

“Milestone Payment(s)” means the Milestone 1 Payment, Milestone 2 Payment, Milestone 3 Payment or Milestone 4 Payment, as applicable.

“Milestone Period” means the period from the Closing Date until such time as all of the Milestone Payments have been paid by Parent pursuant to Section 4.2.

“NDA” has the meaning set forth in the definition of “New Drug Application.”

“Net Sales” means with respect to the CVR Product, to the extent received by or allocable to Parent or any of its Affiliates (including, for clarity, any applicable amounts allocable to Sage (excluding amounts allocable to Biogen) as a result of “Net Sales,” including any “Operating Profits” allocable to Sage, pursuant to the Collaboration and License Agreement, as it exists as of the date hereof (“Sage Allocations”)), the gross amount invoiced by or on behalf of any member of the Parent Rights Chain Group (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such CVR Product to third parties (including third-party distributors) in bona fide arms’ length transactions (such gross amounts invoiced, the “Gross Sales”), less the following deductions applicable to, but not already directly or indirectly applied to (including, for the avoidance of doubt, amounts deducted from revenues under the Collaboration and License Agreement to determine “Net Sales” or “Operating Profits” thereunder), such Gross Sales (such deductions, the “Deductions”):

•	sales returns and allowances actually paid, granted or accrued on such CVR Product, including reasonable and customary trade, quantity, prompt pay and cash discounts and any adjustments granted on account of price adjustments or billing errors;

•	credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, such CVR Product or for rebates or retroactive price reductions (including Medicare, Medicaid, copay assistance, managed care and similar types of rebates and chargebacks);

•	taxes, duties or other governmental charges levied on, or measured by, the billing amount for such CVR Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes (such as those imposed on the CVR Product by the United States Patient Protection and Affordable Care Act of 2010 and other comparable laws), but which will not include any tax, duty or other charge imposed on or measured by net income (however denominated) or any franchise taxes, branch profits taxes or similar tax;

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•	charges for freight, customs and insurance specifically related to the distribution of such CVR Product and reasonable wholesaler and distributor administration fees; and

•	other future similar deductions, taken and consistently applied in the ordinary course of business by such Selling Party.

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding anything to the contrary set forth in this Agreement, Net Sales will not be imputed to transfers of CVR Product to third parties as bona fide Samples, as donations, for clinical study purposes, or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes.

Sale or transfer of CVR Product between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party unless such Selling Party is an end-user. To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a CVR Product to a non-Selling Party, Net Sales will be calculated based on the average price charged for such CVR Product, as applicable, during the prior calendar quarter, or in the absence of such sales, based on the Selling Party’s reasonable determination of the fair market value of the CVR Product. For clarity, Net Sales will not include amounts or other consideration received by a Selling Party in consideration of the grant of a license, sublicense or co-promotion or distribution right; provided that such consideration is not a Sage Allocation or in lieu of all or a portion of the transfer price of the CVR Product.

“New Drug Application” or “NDA” means a New Drug Application, as defined in the Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside the United States.

“Offer” has the meaning set forth in the Preamble.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Rights Chain Group” means Parent and its Affiliates and their respective licensees, sublicensees and agents with respect to rights to develop or commercialize the CVR Product, and any direct or indirect transferee, successor or assignee of any of the foregoing Persons (including through any Change of Control) with respect to such rights (but not a distributor of the CVR Product acting solely in the capacity of a distributor).

“Parent Rights Chain Representative” has the meaning set forth in Section 4.4(c).

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“Per Share Value Paid” means, as of any Milestone Payment Date, the sum of (a) the Closing Amount, (b) the amount per Share in cash previously paid in respect of any earlier Milestone Payment Date under this Agreement and (c) the amount per Share in cash to be paid at such Milestone Payment Date under this Agreement.

“Permitted Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Body.

“Program Transaction” means any Assignment Transaction pursuant to which the Acquiror is (a) assigned, or exclusively licensed for any and all uses, all Intellectual Property necessary or useful for the development and commercialization of the CVR Product or (b) assigned all or substantially all of the assets used or held for use in connection with the CVR Product.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Transferee” means any Person that, as of the date of consummation of the Assignment Transaction to such Person, meets the following criteria: (a) if equity securities of such Person are publicly traded or listed on an exchange, such Person has a public market capitalization no less than the market capitalization of Parent as of the date of this Agreement; (b) if equity securities of such Person are not publicly traded or listed on an exchange, such Person has (i) a net book value (determined based on its most recent audited or unaudited balance sheet) no less than the net book value of Parent as of the date of this Agreement (determined based on its most recent audited or unaudited balance sheet) and (ii) an equity value (determined based on its most recent equity financing round) no less than the public market capitalization of Parent as of the date of this Agreement; and (c) such Person has substantial experience in commercializing pharmaceutical products for uses in women’s health with similar commercial potential as the CVR Product in accordance with all applicable Legal Requirements.

“Regulatory Approval” means approval of an NDA by the U.S. Food and Drug Administration (FDA) or any Regulatory Authority outside the U.S.  For purposes of this Agreement, “Regulatory Approval” will be determined without regard to any post-approval requirements, including any post-approval confirmatory study requirements or implementation of any risk evaluation and mitigation strategy (REMS) requirements.

“Regulatory Authority” means any supranational, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Body, including FDA, regulating or otherwise exercising authority with respect to manufacturing, research, development or commercialization of a pharmaceutical product in any country or regulatory jurisdiction.

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“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Samples” means a CVR Product that is not intended to be sold and that is instead intended to promote the sale of such CVR Product in the United States in accordance with applicable Legal Requirements.

“SEC” means the United States Securities and Exchange Commission.

“Selling Party” has the meaning set forth in the definition of “Net Sales.”

“United States” or “U.S.” means the United States of America and its territories and possessions.

“U.S.” has the meaning set forth in the definition of “United States.”

“Zurzuvae” means the pharmaceutical product that, as of the date of this Agreement is marketed in the United States under the name Zurzuvae®.

Section 1.2            Rules of Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement or the Merger Agreement, as the case may be.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)            The character “$” shall mean United States dollars.

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Article II

CONTINGENT VALUE RIGHTS

Section 2.1            CVRs. The CVRs represent the rights of Holders to receive contingent cash payments of the Milestone Payment(s) pursuant to this Agreement. The initial Holders shall be the holders of shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs, in each case pursuant to the Merger Agreement.

Section 2.2            Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. For the CVRs issued in respect of shares of Company Common Stock held by DTC on behalf of street holders, the CVR Register will initially show one position for Cede & Co. representing all such CVRs. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable as a matter of applicable Tax law. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

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(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4            Payment Procedures; Notices.

(a)           With respect to the achievement of each of the Milestones, Parent shall provide written notice to the Rights Agent of such occurrence no later than sixtieth (60) day after the occurrence thereof, provided, however, that if such date is not a Business Day, then the written notice shall be provided no later than the next succeeding Business Day after such sixtieth (60) day. If any Milestone is attained, on or prior to the applicable Milestone Payment Date, Parent shall deliver to the Rights Agent (i) written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the applicable Milestone Payment, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) the applicable payment required by Section 4.2.

(b)           The Rights Agent will (i) promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice, and (ii) following receipt of a Milestone Payment Amount, promptly pay the applicable Milestone Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice.

(c)           Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from the applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent, its Affiliate, or the Rights Agent. With respect to Holders who received CVRs in consideration of In the Money Options, Company PSUs or Company RSUs (“Equity Award CVRs”), any such deduction and withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliate’s payroll system or any successor payroll system (except with respect to Equity Award CVRs granted to non-employees, which may be but need not be paid through payroll, as determined by Parent). Prior to making any Tax deduction and withholdings or causing any Tax deductions and withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on the applicable Milestone Payment Amount in respect of Equity Award CVRs, if applicable, Parent shall instruct the Rights Agent to solicit duly completed and executed IRS Forms W-9 or the appropriate versions of IRS Forms W-8, as applicable, or any other reasonably appropriate Tax forms or information, from Holders in order to avoid or reduce such deduction and withholding, and the applicable Milestone Payment may be reasonably delayed in order to gather such reasonably appropriate Tax forms or information. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts so deducted and withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. As required by applicable Legal Requirements, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099, an IRS Form W-2, or other reasonably acceptable evidence of such deduction and withholding.

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(d)           Any portion of a Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(e)           None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of a Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)            Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirements (including Section 483 of the Code), the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal, and applicable state and local, income Tax purposes as additional consideration paid at the Effective Time for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payment Amounts (other than such amounts paid with respect to any Equity Award CVRs) received in respect of such CVRs as amounts realized on the disposition of the CVRs with respect to the applicable Milestone, and (iii) Milestone Payment Amounts paid in respect of Equity Award CVRs, for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the applicable Milestone Payment Amount is made (collectively, the “Intended Tax Treatment”). Notwithstanding the foregoing, Parent may, and may cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payment Amounts pursuant to Section 483 of the Code. The parties hereto shall (and shall cause its respective Subsidiaries and Affiliates to) file all Tax Returns in a manner consistent with the Intended Tax Treatment and none of the parties hereto will take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by a change in applicable Legal Requirements after the date of this Agreement or a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law). Each party hereto agrees to use commercially reasonable efforts to promptly notify the other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Body.

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Section 2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)           The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation to the Merger Agreement or any of their respective Affiliates.

(c)           For the avoidance of doubt, neither Parent and its directors and officers nor any of its Affiliates nor their respective directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

Article III

THE RIGHTS AGENT

Section 3.1            Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

Section 3.2            Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

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(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or introductory statements contained in this Agreement or be required to verify the same, but all such statements are and shall be deemed to have been made by Parent only;

(g)           the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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Section 3.3            Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)           The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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Article IV

COVENANTS

Section 4.1            List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in a form reasonably satisfactory to the Rights Agent as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs), the names and addresses of the Holders of such securities within thirty (30) days after the Effective Time.

Section 4.2            Payment of Milestone Payment Amounts. In the event that any Milestone is achieved in accordance with this Agreement, Parent will, no later than the Milestone Payment Date, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (a) each Milestone Payment Amount shall only be paid, if at all, on the first achievement of the applicable Milestone, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $3.50 and (b) if more than one Milestone is achieved during any twelve (12) month period, all Milestone Payments corresponding to such achieved Milestones shall be payable, and nothing herein is intended to prevent any such Milestone Payments to become payable.

Section 4.3            Commercially Reasonable Efforts. Parent shall, and shall cause each of its Affiliates to, (i) use Commercially Reasonable Efforts to achieve each Milestone and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the achievement of any of the Milestones. For the avoidance of doubt, this covenant shall not be breached by any action or inaction of Biogen or any other Person that is not an Affiliate of Parent.

Section 4.4            Audit Rights.

(a)           If a Milestone has not been attained by the applicable Milestone Deadline Date, Parent shall deliver to the Rights Agent, on a date that is within sixty (60) days following the last day of the applicable Milestone Deadline Date, a written notice (the “Expiry Notice”) indicating which Milestone was not attained and an Officer’s Certificate certifying that such Milestone was not attained and is not payable to the Holders of such CVR.

(b)           Within thirty (30) days after the receipt of a Milestone Notice or an Expiry Notice, the Rights Agent may request one meeting with one or more representatives of the Parent Rights Chain Group with detailed knowledge of activities, progress and results pertaining to such Milestone (each, a “Parent Rights Chain Representative”), for the purpose of providing the Rights Agent with an opportunity to inquire about the achievement of such Milestone. At least one of the Parent Rights Chain Representatives must be an officer with operating responsibility for commercialization of CVR Product. If the Rights Agent so requests a meeting, the Rights Agent and the appropriate Parent Rights Chain Representatives, shall, within sixty (60) days after such request, meet in person or by telephone conference or video conference as mutually agreed by the applicable parties. In addition, for thirty (30) days after delivery of a Milestone Notice or an Expiry Notice, if requested by the Rights Agent, Parent shall make available a qualified employee of Parent or the applicable member of the Parent Rights Chain Group with appropriate expertise to respond telephonically or electronically to questions posed by the Rights Agent.

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(c)           Until the end of the Milestone Period (the “Audit Period”), and thereafter for the duration of any audit requested during the Audit Period, Parent shall, and shall cause each of its Affiliates to, keep complete and accurate books and records in sufficient detail to ascertain properly and to verify the payments owed hereunder.

(d)           Upon the written request of the Rights Agent during the Audit Period, Parent shall, and shall cause each of its Affiliates to, permit an independent public accountant (the “Independent Auditor”) reasonably satisfactory to Parent and selected by the Rights Agent, at the Holders’ expense, to have access, upon reasonable prior notice and during normal business hours, but no more than one time during any calendar year, to inspect the books and records specified in Section 4.4(c) for the three preceding years (but only for purposes of auditing periods not previously audited pursuant to this Section 4.4(d)). If the Independent Auditor concludes that Parent failed to timely report achievement of any Milestone, then (x) Parent shall promptly reimburse the Holders (through the Rights Agent) for the out-of-pocket costs of the audit and (y) Parent shall promptly pay the Milestone Payment for such Milestone, along with interest from the due date until the date of payment thereof at a per annum rate equal to 2.00% plus the prime rate as published in The Wall Street Journal, from time to time, effective from the date that payment was due, compounded monthly; provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Legal Requirements; provided, further, that payment of such interest shall not limit, in any way, any party’s (including any Holder’s) rights to exercise any other remedies it may have as a consequence of the lateness of any payment.

Section 4.5            Additional Covenants.

(a)           Parent shall file, prosecute and maintain the Patents related to the CVR Product using its customary patent prosecution practices and practices used in obtaining and maintaining patent protection for its other products (but, for clarity, without taking into account the Milestone Payments payable in accordance with, and subject to, the terms hereof).

(b)           In the event that Parent desires to consummate a Change of Control after the Closing Date prior to such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2, Parent will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. No later than ten (10) calendar days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.5(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c)           Until the earlier of such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2, Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction unless such Assignment Transaction is (i) a Program Transaction and (ii) Parent makes provision for the Acquiror to assume and succeed, and Acquiror assumes and succeeds, to the obligations of Parent set forth in this Agreement; and prior to or simultaneously with the consummation of any such Assignment Transaction, cause such Acquiror to provide to the Rights Agent a written instrument of assumption in a form reasonably acceptable to the Rights Agent, effecting the assumption and succession described in this clause (c), and proof reasonably satisfactory to the Rights Agent of such Acquiror’s financial, development and commercialization capacity to assume Parent’s obligations set forth in this Agreement. Parent will remain liable to the Holders for all obligations set forth in this Agreement following any such Assignment Transaction unless (A) consented to by the Rights Agent in writing, or (B) the Acquiror is a Qualified Transferee, in which case the Qualified Transferee shall become solely responsible for the obligations of Parent under this Agreement and the Parent Rights Chain Group shall, following the consummation of such Assignment Transaction, be determined for purposes of this Agreement by reference solely to such Qualified Transferee and its Affiliates, and not by reference to Parent or its Affiliates, but in the case of an exclusive license or similar grant or transfer of rights of limited duration, for so long as such license, grant or transfer (as applicable) is in effect (after which Parent will again become responsible for its obligations under this Agreement).

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(d)           Until the earlier of (i) such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2 or (ii) such time as this Agreement is terminated in accordance with Section 6.8, Parent shall maintain its existence.

Article V

AMENDMENTS

Section 5.1            Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

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(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi)          to evidence the assignment of this Agreement by Parent as provided in Sections 6.3 or 4.5(c);

(vii)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2            Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent and its Affiliates and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3          Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

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Section 5.4            Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Article VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1            Notices. All notices and other communications required or permitted to be given to any party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) the date and time of transmittal if delivered by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (c) the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the party to receive such notice or communication shall have specified in a written notice given to the other party:

If to the Rights Agent, to it at:

_________________________
_________________________
_________________________
_________________________

Email: ____________________

With a copy (which shall not constitute notice) to:

_________________________
_________________________
_________________________
_________________________

Email: ____________________

If to Parent, to it at:

Supernus Pharmaceuticals, Inc.

9715 Key West Ave

Rockville MD, 20850

Attention: Jack A. Khattar

Email:      jkhattar@supernus.com

with a copy to (which shall not constitute notice):

With a copy (which shall not constitute notice) to:

Saul Ewing LLP

1919 Pennsylvania Avenue, N.W., Suite 550

Washington, DC 20006-3434

Attention: Mark I. Gruhin

Facsimile: (202) 295-6719

Email:      mark.gruhin@saul.com

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Section 6.2            Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3            Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any direct or indirect wholly owned subsidiaries of Parent, but only for so long as it remains a direct or indirect wholly owned subsidiaries of Parent, (b) in compliance with Section 4.5(b) or Section 4.5(c) or (c) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4            Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

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Section 6.5            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clause (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)           EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(b).

Section 6.6            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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Section 6.7            Entire Agreement; Counterparts. This Agreement and the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.8            Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to the address of each Holder as reflected in the CVR Register all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, and (c) March 31, 2031.

Section 6.9            Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Supernus Pharmaceuticals, Inc.

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

[Signature Page to CVR Agreement]